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                                   EXHIBIT 99
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FOR IMMEDIATE RELEASE                      Contact:         Pete Wentz
                                                            Helene Curtis, Inc.
                                                            (312) 661-2224

CHICAGO, January 24, 1996 -- Helene Curtis Industries, Inc. (NYSE-HC) announced today that the company is in contact with one or more parties who have expressed an interest in a possible business combination. As previously disclosed, the company's Board of Directors will be considering a proposal made in a letter from Shamrock Holdings of California Inc., that the Board "sunset" certain voting provisions in the company's corporate charter and/or sell the company.

Since the receipt of that letter, the company has had no further communication with Shamrock Holdings and the Board has not met to consider the proposal. There can be no assurance that any transaction involving the company will occur or that the Board will act to "sunset" the voting provision.

Helene Curtis Industries, Inc. is one of the nation's major producers of brand-name personal care products. The company markets its products to consumers through supermarkets, mass merchandisers and drug stores, and to beauty salons through distributors. Helene Curtis products are sold in more than 100 countries.